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                                                                  EXHIBIT 99.a.2


                           AMENDMENT TO ARTICLE FIFTH
                                     OF THE
              ARTICLES OF AMENDMENT AND RESTATEMENT OF THE CHARTER
                                       OF
                          BRANTLEY CAPITAL CORPORATION

                                  JULY 11, 2001



        FIFTH: Board of Directors. The authorized number of directors of the Corporation shall be eleven. The directors shall be divided into five classes, designated Class I, Class II, Class III, Class IV and Class V. All classes shall be as nearly equal in number as possible, and the directors as initially classified shall hold office for terms as follows: the Class I directors, L. Patrick Bales, Robert P. Pinkas, and Phillip Goldstein, shall hold office until the date of the annual meeting of stockholders in 2003 or until their successors shall be elected and qualified; the Class II directors, Michael J. Finn and James M. Smith, shall hold office until the date of the annual meeting of stockholders in 2004 or until their successors shall be elected and qualified; the Class III directors, Richard Moodie and Vacant , shall hold office until the date of the annual meeting of stockholders in 2005 or until their successors shall be elected and qualified; the Class IV directors, Paul H. Cascio and Peter Saltz, shall hold office until the date of the annual meeting in 2006 or until their successors shall be elected and qualified; and the Class V directors, Benjamin F. Bryan and James P. Oliver, shall hold office until the date of the annual meeting in 2002 or until their successors shall be elected and qualified. Upon expiration of the term of office of each class as set forth above, the directors in each such class shall be elected for a term of five years to succeed the directors whose terms of office expire. Each director shall hold office until the expiration of his or her term and until his or her successor shall have been elected and qualified, or until his or her earlier death, resignation or removal. Removal of a director by stockholders shall require the affirmative vote of at least seventy-five percent (75%) of the outstanding shares of capital stock of the Corporation entitled to vote in the election of directors.

        The Corporation may, through its Bylaws, fix the number of directors and divide the directors into classes and prescribe the tenure of office of the several classes.